UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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SYNTROLEUM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

April 10, 2003

To Our Stockholders:

You are cordially invited to attend the 2003 annual meeting of stockholders of Syntroleum Corporation. On the following pages you will find a proxy statement that provides detailed information concerning the annual meeting, including the following matters to be acted upon at the meeting:

•	the election of three directors to serve three-year terms;

•	a proposal to approve an amendment of our 1993 Stock Option and Incentive Plan to increase the maximum number of shares of our common stock that may underlie stock options or stock appreciation rights granted to any individual during any calendar year from 100,000 to 500,000; and

•	a proposal to ratify the appointment of Grant Thornton LLP as our independent public accountants for the year ending December 31, 2003.

The record date for determining stockholders entitled to notice of and to vote at the annual meeting is April 3, 2003. The date, time and place of the annual meeting are:

May 1, 2003

10:00 a.m. local time

International Center at International Plaza

1350 South Boulder

Tulsa, Oklahoma

A copy of our 2002 annual report to stockholders is enclosed.

I hope you will be able to attend the annual meeting in person. Whether or not you plan to attend, please be sure to date, sign and return the proxy card in the enclosed envelope as promptly as possible so that your shares may be represented at the meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

Sincerely,

Kenneth L. Agee

Chief Executive Officer

and Chairman of the Board

SYNTROLEUM CORPORATION

1350 South Boulder

Suite 1100

Tulsa, Oklahoma 74119-3295

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 1, 2003

To the Stockholders:

The 2003 annual meeting of stockholders of Syntroleum Corporation will be held at the International Center at International Plaza, 1350 South Boulder, Tulsa, Oklahoma, on May 1, 2003, at 10:00 a.m. local time. At the annual meeting, the following will be voted upon:

(1)	A proposal to elect three Class A directors as members of the board of directors of Syntroleum to serve until the 2006 annual meeting of stockholders or until their respective successors have been duly elected and qualified (Proposal 1);

(2)	A proposal to approve an amendment of our 1993 Stock Option and Incentive Plan to increase the maximum number of shares of our common stock that may underlie stock options or stock appreciation rights granted to any individual during any calendar year from 100,000 to 500,000 (Proposal 2); and

(3)	A proposal to ratify the appointment of Grant Thornton LLP as independent public accountants of Syntroleum for the year ending December 31, 2003 (Proposal 3); and

(4)	Such other business as may properly come before the meeting or any adjournment of the meeting.

These matters are described more fully in the accompanying proxy statement.

Only stockholders of record at the close of business on April 3, 2003, are entitled to notice of and to vote at the annual meeting.

Your vote is important—as is the vote of every stockholder—and the board of directors appreciates the cooperation of stockholders in directing proxies to vote at the meeting. It is important that your shares be represented at the meeting by your signing and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person.

You may revoke your proxy at any time by following the procedures set forth in the accompanying proxy statement.

By Order of the Board of Directors,

Douglas L. Taylor

Corporate Secretary

April 10, 2003

SYNTROLEUM CORPORATION

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by our board of directors for use at our 2003 annual meeting of stockholders to be held at the time and place set forth in the accompanying notice. This proxy statement and accompanying proxies are initially being mailed to our stockholders on or about April 10, 2003. As used in this Proxy Statement, the terms “we,” “our” or “us” mean Syntroleum Corporation, a Delaware corporation, unless the context indicates otherwise.

GENERAL INFORMATION

Voting

Only stockholders of record at the close of business on April 3, 2003 are entitled to notice of, and to vote at, the annual meeting. As of such date, 33,760,357 shares of common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of stockholders at the meeting. No other class of stock with voting rights is outstanding. Cumulative voting is not allowed in the election of directors.

Stockholders may vote in person or by proxy at the annual meeting. All properly executed proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the specification made on the proxy. Proxies submitted without specification will be voted (except to the extent that authority to vote has been withheld) (1) FOR Proposal 1 to elect the nominees for director proposed by the board of directors, (2) FOR Proposal 2 to approve an amendment of our 1993 Stock Option and Incentive Plan to increase the maximum number of shares of our common stock that may underlie stock options or stock appreciation rights granted to any individual during any calendar year from 100,000 to 500,000; and (3) FOR Proposal 3 to ratify the appointment of Grant Thornton LLP as our independent public accountants for the year ending December 31, 2003. In connection with any other business that may properly come before the meeting, proxies will be voted in the discretion of the persons named in the proxy, except that proxies voted against the proposal to elect each of the three nominees as directors will not be voted in favor of any adjournment of the annual meeting for the purpose of soliciting additional proxies. The persons named as proxies were designated by the board of directors and are officers.

Quorum

The holders of a majority of the shares entitled to vote at the annual meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining whether there is a quorum at the annual meeting. The term broker “non-votes” refers to shares held by brokers and other nominees or fiduciaries that are present at the annual meeting but are not voted on a particular matter because those persons are precluded from exercising their voting authority because of the matter’s “non-routine” nature.

Matters to be Voted Upon

At the annual meeting, the following matters will be voted upon:

(1)	A proposal to elect three Class A directors as members of our board of directors to serve until the 2006 annual meeting of stockholders or until their respective successors have been duly elected and qualified (Proposal 1);

(2)	A proposal to approve an amendment of our 1993 Stock Option and Incentive Plan to increase the maximum number of shares of our common stock that may underlie stock options or stock appreciation rights granted to any individual during a calendar year from 100,000 to 500,000 (Proposal 2); and

(3)	A proposal to ratify the appointment of Grant Thornton LLP as our independent public accountants for the year ending December 31, 2003 (Proposal 3); and

(4)	Such other business as may properly come before the meeting or any adjournment of the meeting.

We know of no other matters that are likely to be brought before the annual meeting.

Votes Required

Proposal 1 — Election of Directors. In accordance with our bylaws, the directors will be elected by a plurality of the votes cast in person or by proxy at the annual meeting. Accordingly, abstentions and broker “non-votes” marked on proxy cards will not be included in the tabulation of the votes cast.

Proposal 2 — Approval of Amendment of 1993 Stock Option and Incentive Plan. In accordance with our bylaws, the approval of the proposal to amend our 1993 Stock Option and Incentive Plan requires the affirmative vote of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter. Accordingly, abstentions will have the effect of a vote against the proposal. Broker “non-votes” will be treated as not present and entitled to vote and will therefore not be included in determining the percentage of shares voting in favor of the proposal.

Proposal 3 — Ratification of Appointment of Independent Public Accountants. In accordance with our bylaws, the approval of the proposal to ratify the appointment of Grant Thornton LLP as our independent public accountants for the year ending December 31, 2003 requires the affirmative vote of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter. Accordingly, abstentions will have the effect of a vote against the proposal. Broker “non-votes” will be treated as not present and entitled to vote and will therefore not be included in determining the percentage of shares voting in favor of the proposal.

Revoking a Proxy

Any stockholder may revoke his or her proxy at any time before it is voted at the meeting by (1) duly executing and delivering to our corporate secretary a proxy bearing a later date, (2) filing with our corporate secretary a written notice of revocation or (3) voting in person at the meeting. The mailing address of our executive office is 1350 South Boulder, Suite 1100, Tulsa, Oklahoma 74119-3295. A stockholder’s presence without voting at the annual meeting will not automatically revoke a previously delivered proxy, and any revocation during the meeting will not affect votes previously taken.

Solicitation

Solicitation of proxies will be primarily by mail. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person or by telephone and facsimile transmission, for which such persons will receive no additional compensation. We will pay all costs of soliciting proxies. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of our common stock. We may engage third parties to assist in the solicitation of proxies, and in that event would incur additional costs.

PROPOSAL 1—ELECTION OF DIRECTORS

Our certificate of incorporation divides the board of directors into three classes, with each class serving three-year terms. The members of each class serve until the annual meeting of stockholders in the third year following their election, with one class being elected each year.

The persons named in the accompanying proxy intend to vote such proxy in favor of the election of the nominees named below, who are currently directors, unless authority to vote for the director is withheld in the proxy. Although the board of directors has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the board of directors, unless contrary instructions are given in the proxy.

The board of directors recommends that stockholders vote FOR the election of the three Class A directors.

Nominees — Class A Directors

Set forth below is certain information with respect to each nominee for election as a director. Except as indicated, each nominee has served as a director of our company since the closing of the merger of Syntroleum Corporation and SLH Corporation on August 7, 1998 and, before the merger, as a director of our predecessor company, Syntroleum Corporation, an Oklahoma corporation.

Name and Business Experience	Age
Frank M. Bumstead	61

Mr. Bumstead became a director in May 1993. He has served as the President of Flood, Bumstead, McCready & McCarthy, Inc., a financial and business management firm, since 1990. Mr. Bumstead has served as Vice Chairman of the Board of Response Oncology, Inc., a health care services firm, since 1986. He has served as a director of First Union National Bank of Tennessee since 1996. Mr. Bumstead has also served as a director of American Retirement Corp. and as a director of Imprint Records, Inc. since 1995 and as a director of TBA Entertainment, Inc. since 1994.

John B. Holmes, Jr.	56

Mr. Holmes is our President, Chief Operating Officer and a Director. Prior to joining Syntroleum in October 2002, Mr. Holmes was Chief Operating Officer of El Paso Merchant Energy Company, where he had operating responsibility for all assets, including power generation, refining and chemical terminals and marine assets throughout the U.S. and overseas. Prior to joining El Paso in 1999, from 1986 to 1998 he was President and Chief Operating Officer of Zilkha Energy Company and, upon its merger with Sonat, Inc. in 1998, he served as President and Chief Executive Officer of Sonat Exploration until 1999. He holds a B.S. in Chemical Engineering from the University of Mississippi.

Robert B. Rosene, Jr.	49

Mr. Rosene became a director in March 1985. Mr. Rosene is President of Seminole Energy Services, L.L.C., a natural gas marketing and gathering company. From 1984 to August 1998, he was Vice President of Boyd Rosene and Associates, Inc., a natural gas consulting and marketing firm which he co-founded. From 1976 to 1984, he was employed with Transok Pipeline Company, where he served in various positions, including Manager of Rates and Contract Administration and director of Gas Acquisitions. In 1987, Mr. Rosene co-founded MBR Resources, an oil and gas production company with operations in Arkansas, New Mexico, Oklahoma and Texas. Mr. Rosene holds a B.A. in Accounting from Oklahoma Baptist University.

Continuing Directors

Set forth below is comparable information for those directors whose terms will expire in 2004 and 2005. Unless otherwise noted, each of such directors has served as a director since August 7, 1998, the closing date of the merger of Syntroleum Corporation and SLH Corporation, and before the merger, as a director of our predecessor company, Syntroleum Corporation, an Oklahoma corporation. References to positions held with us before the date of the merger refer to positions held with our predecessor company, Syntroleum Corporation.

2004 — Class B Directors:

Name and Business Experience	Age
Kenneth L. Agee	46

Mr. Agee is our Chief Executive Officer and Chairman of the Board. Mr. Agee founded our company in 1984 and initially served as President and a director. He became Chief Executive Officer in February 1996 and Chairman of the Board in November 1995. He also served as President from June 2002 to September 2002. He is a graduate of Oklahoma State University with a degree in Chemical Engineering and is a licensed Professional Engineer in the State of Oklahoma. In addition, he has over 16 years of experience in the energy industry and is listed as inventor on several United States and foreign patents and several pending patent applications, all of which have been assigned to us by Mr. Agee.

P. Anthony Jacobs	61

Mr. Jacobs has served as a director since December 1996. Mr. Jacobs also served as the Chairman of the Board of SLH Corporation from December 1996 through the closing date of the merger of Syntroleum Corporation and SLH Corporation. Mr. Jacobs served as President and Chief Executive Officer of Lab Holdings, Inc., a company principally engaged in the laboratory testing business, a position he held from September 1997 until August of 1999 when the company merged with Lab One, Inc. From 1990 to 1993, he served as Executive Vice President and Chief Operating Officer of Lab Holdings, and from May 1993 to September 1997, he served as President and Chief Operating Officer of Lab Holdings. Mr. Jacobs also serves on the board of directors for Trenwick Group, Inc. and Response Oncology, Inc. Mr. Jacobs holds an M.B.A. from the University of Kansas and also is a Chartered Financial Analyst.

James R. Seward	50

Mr. Seward has served as a director since December 1988. Mr. Seward also served as the President, Chief Executive Officer and director of SLH Corporation from February 1997 through the closing date of the merger of Syntroleum Corporation and SLH Corporation. From 1990 to September 1997, Mr. Seward served as Chief Financial Officer and a director of Lab Holdings. From 1990 to May 1993, he served as Senior Vice President of Lab Holdings, and from May 1993 to September 1997, he served as Executive Vice President. He also serves as a director of Response Oncology, Inc., Lab One, Inc. and Concorde Career Colleges. Mr. Seward holds an M.B.A. in Finance and a M.P.A. from the University of Kansas and is also a Chartered Financial Analyst.

2005 — Class C Directors

Name and Business Experience	Age
Alvin R. Albe, Jr.	49

Mr. Albe became a director in December 1988. Mr. Albe is currently Executive Vice President of the TCW Group, Inc., a capital management firm. Prior to joining TCW in 1991, Mr. Albe was President of Oakmont Corporation, a privately held corporation which administers and manages assets for several families and

Name and Business Experience	Age

individuals. Mr. Albe was associated with Oakmont Corporation from 1982 to 1991. Before that time, he was Manager of Accounting at McMoRan Oil and Gas Co., and a Certified Public Accountant with Arthur Andersen & Co. in New Orleans. Mr. Albe graduated from the University of New Orleans with a B.S. in Accounting.

Robert A. Day	59

Mr. Day became a director in March 2000. He is currently Chairman of the Board and Chief Executive Officer of Trust Company of the West, an investment management company, and Chairman and President of W.M. Keck Foundation, a philanthropic organization. Mr. Day also serves on the board of directors of Fisher Scientific International, Inc., Freeport-McMoRan, Inc., McMoRan Exploration Company and Freeport-McMoRan Copper & Gold, Inc. Mr. Day holds a B.S. in Economics from Claremont McKenna College.

J. Edward Sheridan	68

Mr. Sheridan became a director in November 1995. In 1985, Mr. Sheridan founded and since that time has served as President of Sheridan Management Corporation, a company whose purpose is to provide support services to businesses in industries with global markets for their products and services. From 1973 to 1975, he was Chief Financial Officer at Fairchild Industries, and from 1975 to 1985, he was Chief Financial Officer at AMF, Inc. Mr. Sheridan is also a director of Bitwise Design, Inc. Mr. Sheridan holds an M.B.A. from Harvard University with an emphasis on Finance and International Operations and a B.A. from Dartmouth College.

There are no family relationships, of first cousin or closer, among our directors and executive officers, by blood, marriage or adoption.

Board Compensation

During 2002, the board of directors held a total of six meetings and took action by unanimous written consent on 15 occasions. Each member of the board of directors attended all of the board meetings and meetings of any committee on which he served.

We do not pay our outside directors a cash retainer. All directors are reimbursed for their travel and other expenses involved in attendance at board and committee meetings. Directors who are employees are not paid any fees or additional remuneration for services as members of the board of directors or any committee.

Non-employee directors are participants in our Stock Option Plan for Outside Directors. Under this plan, each nonemployee director is granted, on January 1 of each year, an option to purchase a number of shares of our common stock determined by dividing $18,000 by the fair market value of our common stock on that date. Except for the initial grant of options to an outside director under the plan, which is 100% vested, the vesting of options granted is based on the percentage of total board meetings attended by a director during the preceding year. The exercise price per share of each option equals the fair market value of a share of our common stock on the date the option is granted.

Board Committees

The board of directors has two standing committees: the audit committee and the nominating and compensation committee.

Audit Committee

The audit committee is comprised of Messrs. Albe, Bumstead, Rosene, Seward and Sheridan. The committee met two times during 2002. The committee recommends to the board of directors independent public accountants as auditors and reviews, to the extent it deems appropriate, the scope, plan and findings of the annual audit, recommendations of the independent public accountants, the adequacy of internal accounting controls and audit procedures, our audited financial statements, non-audit services performed by the independent public accountants and fees paid to the independent public accountants for audit and non-audit services. The Board of Directors has adopted a written charter for the audit committee, which was attached as Annex A to the proxy statement for our 2001 annual meeting of stockholders.

The Nasdaq rules restrict directors that have relationships with the company that may interfere with the exercise of their independence from management and the company from serving on the audit committee. For example, the rules prohibit a director from serving on the audit committee if such director was employed by the company or any of its affiliates during any of the past three years or accepted any compensation from the company or its affiliates in excess of $60,000 during the previous fiscal year. During each of 2000 and 2001, we paid Mr. Seward approximately $72,000 for consulting services. On July 22, 2002 we cancelled our consulting agreement with Mr. Seward.

The Nasdaq rules currently provide that a director with a restricted relationship may, under certain circumstances, be appointed to the audit committee if the company’s board of directors determines that such director’s membership on the committee is required by the best interests of the company and its stockholders. Accordingly, the board has determined that, in light of Mr. Seward’s significant financial experience and expertise, his membership on the audit committee is required by the best interests of our company and our stockholders. We believe that the other members of the audit committee have no relationships that may interfere with the exercise of their independence from management and the company.

Nominating and Compensation Committee

The nominating and compensation committee is comprised of Messrs. Albe and Rosene. The committee did not meet during fiscal year 2002, but took action by unanimous written consent on 11 occasions. The committee establishes and reports to the full board with respect to compensation plans under which officers and directors are eligible to participate, as well as the salary for the chief executive officer and other executive officers. The committee administers our 1993 Stock Option and Incentive Plan and 1997 Stock Incentive Plan, and reviews our compensation program on a regular basis. The committee also recommends policies concerning director compensation to the board of directors.

The nominating and compensation committee will consider nominees for director recommended by our stockholders. Please submit your recommendation in writing along with a resume of the nominee’s qualifications and business experience and a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director. Submit nominations to Douglas L. Taylor, Corporate Secretary, Syntroleum Corporation, 1350 South Boulder, Suite 1100, Tulsa, Oklahoma 74119-3295.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of our common stock beneficially owned as of March 1, 2003, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table under the caption “Executive Compensation” in this proxy statement, (3) all directors and executive officers as a group and (4) all persons known by us to be the beneficial owners of at least five percent of our outstanding common stock. As of March 1, 2003, 33,760,357 shares of our common stock were issued and outstanding.

Name (1)(2)	Shares	Percentage of Class
Kenneth L. Agee(3)	4,889,398	14.5
John B. Holmes	333,334	1.0
Mark A. Agee(4)	122,813	*
Larry J. Weick(5)	437,643	1.3
Paul F. Schubert	105,834	*
Jeffery M. Bigger	47,334	*
Charles A. Bayens	—	*
Kenneth R. Roberts	44,173	*
Alvin R. Albe, Jr.	135,903	*
Frank M. Bumstead	93,161	*
Robert A. Day (6)	6,768,302	20.0
P. Anthony Jacobs(7)	435,788	1.3
Robert B. Rosene, Jr.(8)	183,534	*
James R. Seward(9)	344,959	1.0
J. Edward Sheridan	38,579	*
All directors and executive officers as a group (16 persons)	14,025,496	41.54
Michael Zilkha (10)	1,689,634	5.0

*	Represents ownership of less than 1%.

(1)	Except as otherwise noted and subject to applicable community property laws, each stockholder has sole voting and investment power with respect to the shares beneficially owned. The business address of each director and executive officer is c/o Syntroleum Corporation, 1350 South Boulder, Suite 1100, Tulsa, Oklahoma 74119-3295.

(2)	Shares of common stock subject to options that are exercisable within 60 days of the date of this proxy statement are deemed outstanding for purposes of determining the beneficial ownership and computing the percentage ownership of such person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Accordingly, the following shares of common stock subject to stock options are included in the table: Kenneth L. Agee—51,667; John B. Holmes, Jr.—333,334; Mark A. Agee—72,465; Larry J. Weick—168,263; Paul F. Schubert—105,834; Jeffery M. Bigger—41,334; Kenneth R. Roberts—42,973; Alvin R. Albe, Jr.—206,603; Frank M. Bumstead—11,603; Robert A. Day—4,499; P. Anthony Jacobs—206,603; Robert B. Rosene, Jr.—11,603; James R. Seward—11,603; J. Edward Sheridan—11,603; and all directors and executive officers as a group—1,129,728.

(3)	Includes 66,056 shares of common stock owned by two of Mr. Agee’s children.

(4)	Includes 348 shares of common stock owned by Mr. Mark A. Agee’s daughter, as to which Mr. Mark A. Agee disclaims beneficial ownership.

(5)	Includes 12,200 shares of common stock held by Mr. Weick as custodian for his daughters, as to which he disclaims beneficial ownership.

(6)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on February 24, 2003 by Mr. Day and Oakmont Corporation, a company under the control of Mr. Day. According to the filing, Mr. Day and Oakmont have shared voting and dispositive power over 6,763,803 of these shares. Of the shares reported, 4,648,503 shares are held by Mr. Day and 2,115,300 are held by Oakmont.

(7)	Includes 1,500 shares of common stock held by Mr. Jacobs’ wife, as to which he disclaims beneficial ownership.

(8)	Includes 10,200 shares of common stock owned by trusts the beneficiaries of which are Mr. Rosene’s children, as to which Mr. Rosene disclaims beneficial ownership.

(9)	Includes 2,250 shares of common stock held in a family trust for which Mr. Seward serves as a co-trustee with his mother (and in that capacity shares voting and investment powers).

(10)	Based on a Schedule 13D filed with the Securities and Exchange Commission on February 18, 2003 by Michael Zilkha. According to the filing, Mr. Zilkha has sole voting and dispositive power over the 1,689,634 shares, which include 666,667 shares issuable upon exercise of warrants. Based on a Schedule 13D filed with the Securities and Exchange Commission on February 18, 2003 by Selim K. Zilkha, 1,022,966 shares of common stock, including 333,333 shares issuable upon exercise of warrants, are owned by a trust controlled by Selim K. Zilkha, Michael Zilkha’s father. Michael Zilkha and Selim K. Zilkha both disclaim beneficial ownership of shares held by the other.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and owners of 10% or more of our common stock to file with the SEC and the NASDAQ Stock Market initial reports of ownership and reports of changes in ownership of common stock. Based solely on a review of the copies of reports furnished to us and representations that no other reports were required, we believe that all of our directors, executive officers and 10% or more stockholders during the fiscal year ended December 31, 2002 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except that Mr. Weick, our Vice President of Business Development, and Mr. Albe, one of our directors, each failed to timely file one report on Form 4.

EXECUTIVE COMPENSATION

The following tables show the compensation for our chief executive officer, each of our other four most highly compensated executive officers serving as such on December 31, 2002, two former executive officers and our president and chief operating officer, who joined Syntroleum on October 1, 2002.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation(1)				Long Term Compensation
		Salary ($)		Bonus ($)		Securities Underlying Options
Kenneth L. Agee Chairman of the Board and Chief Executive Officer	2002 2001 2000	$255,000 255,000 230,000			— — —	300,000 — 25,000

John B. Holmes, Jr.(2) President and Chief Operating Officer	2002 2001 2000	$57,500 — —			— — —	1,000,000 — —

Mark A. Agee(3) Former Director and President and Chief Operating Officer	2002 2001 2000	$230,000 230,000 205,000			— — —	— — 25,000

Larry J. Weick Vice President of Business Development	2002 2001 2000	$203,750 200,000 183,333		$	— — 35,000	100,000 20,000 100,000

Paul F. Schubert Vice President of Research and Development	2002 2001 2000	$183,750 175,000 154,167			$30,000 — —	60,000 27,500 60,000

Jeffery M. Bigger Vice President of Engineering	2002 2001 2000	$167,292 160,000 39,555	(4)		— — —	60,000 27,500 60,000

Charles A. Bayens(5) Former Vice President of Engineering	2002 2001 2000	$158,400 155,735 149,448			— — —	— 15,840 60,000

Kenneth R. Roberts Vice President of Finance, Planning and Administration and Chief Financial Officer	2002 2001 2000	149,583 135,000 118,000		$	— 35,000 30,000	100,000 16,750 —

(1)	The named executive officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of such compensation, if any, for the named executive officers during the fiscal year did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such executive officer.

(2)	Mr. Holmes joined Syntroleum as our President and Chief Operating Officer on October 1, 2002. See “—Executive Employment Agreements.”

(3)	Mr. Agee resigned from Syntroleum in June 2002.

(4)	Mr. Bigger joined Syntroleum in October 2000.

(5)	Mr. Bayens left Syntroleum in October 2002.

The following table provides information concerning grants of stock options made to the named executive officers during 2002.

Option/SAR Grants in Last Fiscal Year

Name	Individual Grants
	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
						5%($)	10%($)
Kenneth L. Agee	300,000	(3)	11.64	1.54	12/20/07	222,136	627,372
John B. Holmes, Jr.	1,000,000		38.81	1.55	10/1/12	974,787	2,470,301
Mark A. Agee	—		—	—	—	—	—
Larry J. Weick	100,000		3.88	1.70	9/18/12	106,912	270,936
Paul F. Schubert	60,000		2.33	1.70	9/18/12	64,147	162,562
Jeffery M. Bigger	60,000		2.33	1.70	9/18/12	64,147	162,562
Charles A. Bayens	—		—	—	—	—	—
Kenneth R. Roberts	100,000		3.88	1.70	9/18/12	106,913	270,936

(1)	The exercise price of the options granted is equal to the market value of the common stock on the date of grant, except in the case of Kenneth L. Agee where the exercise price of the options granted to Mr. Agee is equal to 110% of the market value of the common stock on the date of the grant.

(2)	Potential realizable value of each grant assumes that the market prices of the underlying security appreciates at annualized rates of 5% and 10% over the term of the award. These rates are specified by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall market conditions. There can be no assurance that the amounts reflected on this table will be achieved.

(3)	The grant to Mr. Agee is subject to stockholder approval of Proposal 2.

The following table provides information concerning each stock option exercised during 2002 by each of the named executive officers and the value of unexercised options held by such officers at the end of 2002.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In- the-Money Options at Fiscal Year-End ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Kenneth L. Agee	—	—	83,914	308,333	—	57,200
John B. Holmes, Jr.	—	—	333,334	666,666	60,000	120,000
Mark A. Agee	—	—	72,465	8,333	—	—
Larry J. Weick	—	—	168,263	133,333	—	3,000
Paul F. Schubert	—	—	105,834	86,666	—	1,800
Jeffery M. Bigger	—	—	41,334	76,666	—	1,800
Charles A. Bayens	—	—	—	—	—	—
Kenneth R. Roberts	—	—	39,640	106,666	—	3,000

(1)	Value realized is calculated based on the difference between the option exercise price and the closing market price of the common stock on the date of exercise, multiplied by the number of shares underlying the options.

(2)	Based on the closing price of the common stock of $1.73 on December 31, 2002, the last trading day of 2002.

Board Compensation Committee Report on Executive Compensation

Our executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize stockholder returns by achieving our short- and long-term strategic goals. The compensation programs are designed to link each executive’s compensation directly to individual and company performance.

There are three basic components to our compensation system:

•	base pay,

•	cash bonuses, and

•	long-term equity-based incentive compensation.

We address each of these components within the context of individual and company performance and competitive conditions. In determining competitive compensation levels, we consider data that includes information regarding other companies engaged in the development of new technologies, including energy companies engaged in technology development. Some, but not all of these companies, are engaged in the development of gas-to-liquids technologies. In determining executive compensation, the compensation committee does not compare our financial and operating performance with that of the companies and indices shown in the Performance Graph.

The compensation committee determines bonuses and stock option awards and changes in remuneration to our executive officers. Bonuses and grants or awards of stock options are individually determined and administered by the compensation committee. The compensation committee takes into account our financial position, including the need to conserve cash resources in order to satisfy anticipated capital and operating expenses, in determining executive compensation and places more emphasis on stock-based compensation as a result. The chief executive and chief operating officers work with the compensation committee in the design of the plans and make recommendations to the compensation committee regarding the salaries and bonuses of executive officers that report directly to them as well as the salaries and bonuses and the award of options to other employees.

Base Pay

Base pay is designed to be competitive with salary levels for comparable executive positions at other companies engaged in the development of new technologies. The compensation committee reviews such comparable salary information as one factor to be considered in determining the base pay for our executive officers. The compensation committee also considers other factors, including that officer’s responsibilities, experience, leadership, potential future contribution and demonstrated individual performance (measured against strategic business objectives such as achieving commercial application of our gas-to-liquids technology and continued development of improvements to that technology designed to improve performance and reduce capital costs). The compensation committee also considers internal pay equity among the executive officers and employees generally. The types and relative importance of the strategic business objectives and financial objectives vary among our executives depending on their positions and the particular operations and functions for which they are responsible. Our philosophy and practice is to place a significant emphasis on the incentive component of compensation. The compensation committee reviews base salaries annually. Annual base salaries for Messrs. Kenneth L. Agee, John B. Holmes, Jr., Larry J. Weick, Paul F. Schubert, Jeffery M. Bigger and Kenneth R. Roberts are currently $255,000, $230,000, $215,000, $210,000, $185,000 and $185,000, respectively.

Cash Bonuses

Our cash bonuses are designed to reward executive officers for individual performance and for contributing to the attainment of strategic business objectives and certain financial objectives. The amount each executive officer receives is determined by the compensation committee and depends on the individual’s performance and level of responsibility, as well as our financial position. No particular formula is used in determining the amount of the awards. No cash bonuses were paid during 2002 except for a bonus in the amount of $30,000 paid to Paul Schubert, our Vice President of Research and Development.

Long-Term Equity-Based Compensation

Long-term equity-based compensation is tied directly to stockholder return. Long-term incentive compensation consists of stock options, which generally vest in one-third increments in each of the three years following the date of the grant, although vesting can be accelerated if deemed appropriate by the compensation committee. The exercise price of stock options granted is generally equal to the fair market value of the common stock on the date of grant. Accordingly, executives receiving stock options are rewarded only if the market price of the common stock appreciates. Stock options are thus designed to align the interests of our executive officers and other employees with those of our stockholders by encouraging executives to enhance our value and, hence, the price of the common stock and stockholder return. In determining whether to grant stock options to executive officers, the compensation committee considers a variety of factors, including that executive’s current ownership stake in our company, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of those options would encourage the executive to remain with our company, prior option grants (including the size of previous grants and the number of options held) and the value of the executive’s service to our company. The compensation committee also considers these factors when determining whether to grant stock options to other employees. Options were granted to substantially all executive officers during 2002.

Compensation of the Chief Executive Officer

The compensation committee designs Mr. Kenneth L. Agee’s compensation package using the same components and methodology as apply to other executive officers, taking into account his high level of importance and accountability. In reviewing Mr. Agee’s performance in 2002, the compensation committee focused primarily on our attainment of certain strategic goals, including progress in the development of certain of our technologies, progress in certain of our commercial projects, implementation of certain corporate reorganization plans and achievement of certain cost control objectives. The compensation committee granted Mr. Agee 300,000 stock options in 2002, subject to stockholder approval of the amendment to our 1993 Stock Option and Incentive Plan. In determining the option award, the compensation committee took into account Mr. Agee’s position as our founder and our major stockholder, which provides an effective long-term performance incentive tied directly to stockholder return, as well as the factors described above.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over one million dollars paid to the chief executive officer or to any of the four other most highly compensated executive officers, except for qualified performance-based compensation. We had no non-deductible compensation expense for fiscal year 2002. We plan to review executive compensation as appropriate and take action as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with our compensation objectives.

Determination of executive compensation is an evolving discipline. The nominating and compensation committee monitors trends in this area, as well as changes in law, regulation and accounting practices, that may affect either its compensation practices or its philosophy. Accordingly, the nominating and compensation committee reserves the right to alter its approach in response to changing conditions.

Nominating and Compensation Committee

Alvin R. Albe, Jr.

Robert B. Rosene, Jr.

J. Edward Sheridan

Compensation Committee Interlocks and Insider Participation

Our nominating and compensation committee consists of Messrs. Albe, Rosene and Sheridan, each of whom is a non-employee director. None of our executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of our board of directors, and there are no other matters relating to interlocks or insider participation that we are required to report.

Performance Graph

The following performance graph compares the performance of our common stock during the period beginning on December 31, 1997 and ending December 31, 2002, to the NASDAQ Stock Market index consisting of United States companies (the “NASDAQ COMPOSITE”) and an index consisting of 116 publicly traded companies having a segment of business with SIC code 1321 for the same period. SIC code 1321 covers establishments primarily engaged in producing hydrocarbons from oil and gas field gases. The graph assumes a $100 investment in our common stock and in each of the indexes at the beginning of the period and a reinvestment of dividends paid on such investments throughout the period.

VALUE OF $100 INVESTMENT

ASSUMING REINVESTMENT OF DIVIDENDS AT DECEMBER 31, 1997,

AND AT THE END OF EVERY FISCAL YEAR, AND THROUGH DECEMBER 31, 2002

	12/1997	12/1998	12/1999	12/2000	12/2001	12/2002
SYNTROLEUM CORPORATION	100.0	22.1	29.0	60.7	25.4	6.2
NASDAQ COMPOSITE	100.0	141.0	261.5	157.4	124.9	86.3
SIC CODE	100.0	99.8	125.1	153.9	124.4	108.7

Executive Employment Agreements

We have entered into employment agreements with each of our executive officers. These agreements provide for annual base salaries which may be increased by us from time to time. In addition, each employment agreement entitles the employee to participate in employee benefit plans that we may from time to time offer to our employees.

The employment agreement with Mr. John B. Holmes, Jr., our new President and Chief Executive Officer, provides that Mr. Holmes will be paid an annual base salary of $230,000 in 2003. As an inducement to his employment, we granted Mr. Holmes stock options to purchase one million shares of our common stock, one-third of which vested immediately and one third of which vest on October 1 in each of 2003 and 2004. In addition, one third of the options vest upon termination of Mr. Holmes’ employment, if that termination occurs before October 1, 2003 and is not for just cause.

Each agreement provides for an initial term of 12 months and is automatically renewed for successive terms of 12 months unless sooner terminated. Under each agreement, employment may be terminated as follows:

•	by us upon the employee’s death, disability or retirement;

•	by us upon the dissolution and liquidation of our company (unless our business is thereafter continued);

•	by us for just cause;

•	by the mutual agreement of the employee and us; and

•	by either us or the employee upon 60 days’ written notice.

If employment is terminated by us for any reason other than as noted in the first three items above, the employee is entitled to receive his monthly salary for a period of one or two years, as applicable, following the date of termination. In addition, if there is a change in control of our company and:

•	we terminate the employee’s employment for any reason other than the employee’s death, disability, retirement or just cause during the one-year period immediately following the change of control;

•	the employee terminates his employment for good reason; or

•	during the 60-day period immediately following the lapse of one year after any change of control, we or the employee terminate the employee’s employment for any reason;

then, in lieu of any further payments for periods subsequent to the date of termination, we or our successor will pay the employee an amount equal to one or two times, as applicable, such employee’s full base salary in effect on the date of termination payable in equal monthly installments for a period of 12 or 24 months, as applicable. Mr. Holmes will be entitled to receive his monthly salary for a period of two years following the date of termination, in accordance with the provisions described above, as well as for the following reasons:

•	we terminate Mr. Holmes’ employment for any reason other than just cause;

•	Mr. Homes is assigned to duties materially inconsistent with his position, authority, duties or responsibilities without his agreement; or

•	we require Mr. Holmes to be based at any office outside the Tulsa metropolitan area without his agreement.

Pursuant to each agreement, the employee is prohibited from disclosing to third parties, directly or indirectly, our trade secrets, either during or after the employee’s employment with our company, other than as required in the performance of the employee’s duties. The agreement also provides that the employee will not have or claim any right, title or interest in any trademark, service mark or trade name owned or used by us. The employee also agrees to irrevocably assign to us all of the employee’s right, title and interest in and to any and all inventions and works of authorship made, generated or conceived by the employee during his or her period of employment with us and which related to our business or which were not developed on the employee’s own time. Each employee further agrees that during the period of employment with us and for a period of two years following the termination of employment, the employee will not engage in certain activities related to our business, including a covenant not to compete.

CERTAIN TRANSACTIONS

In February 1994, Mr. Mark A. Agee, our former President and Chief Operating Officer, purchased 750,000 shares of our predecessor company’s common stock for a purchase price of $0.50 per share, which was paid by delivery of a promissory note in the amount of the aggregate purchase price. In June 1995, Mr. Agee purchased 250,000 shares of our predecessor company’s common stock for a purchase price of $0.50 per share, paid by delivery of promissory notes in the amount of the aggregate purchase price. In September 1997, our predecessor company loaned Mr. Agee $594,856, the proceeds of which were used to repay his previously outstanding note. To secure the note, Mr. Agee pledged to us shares of our common stock with a market value equal to no less than two times the indebtedness under the note. The note bore interest at the rate of 6.1% per year and was to mature in May 2004. During the third quarter of 2001, we loaned $1,295,217 to Mr. Agee. The loan to Mr. Agee was full recourse, was to mature in one year, bore interest at the rate of 6%, and was secured by the pledge to us by Mr. Agee of shares of our common stock which he owned and which had a value, based on our stock price, equal to or greater than two times the outstanding principal and accrued interest of the loan. In June 2002, Mr. Agee notified us that he could not deliver additional shares as collateral as required by his note agreements. Therefore, we declared default and exercised our right to take ownership of the existing collateral under the documents relating to loans from us to Mr. Agee. We received and retired 522,350 shares of our common stock, based on our common stock price on June 7, 2002 of $4.10, for full repayment of the outstanding notes and accrued interest of $2,142,000. The remaining shares that had been held as collateral by us were returned to Mr. Agee.

In June 1995, Mr. Larry J. Weick, our Vice President of Licensing and Business Development, purchased 200,000 shares of our predecessor company’s common stock for a purchase price of $0.50 per share, paid by delivery of promissory notes in the amount of the aggregate purchase price. In September 1997, our predecessor company loaned Mr. Weick $117,174, the proceeds of which were used to repay his previously outstanding note. To secure his note, Mr. Weick pledged to us shares of our common stock with a market value equal to no less than two times the indebtedness under his note. Mr. Weick’s currently outstanding note bears interest at the rate of 6.1% per year and matures in May 2004. The largest aggregate amount outstanding at any time during 2002 pursuant to such note was $158,916. As of March 1, 2003, Mr. Weick owed approximately $160,510 pursuant to such promissory note.

In February 1999, we loaned Paul F. Schubert, our Vice President of Research and Development, $29,335. In September 1999 we loaned Mr. Schubert $30,000. These notes are unsecured, bear interest at the rate of 5.18% and 5.98%, respectively, and originally matured on February 25, 2002 and September 14, 2003, respectively. The note due February 25, 2002 was renewed on that date and matured on February 25, 2003, on which date Mr. Schubert settled the note by paying $35,221 in principal and interest. The largest aggregate amount outstanding at any time during 2002 pursuant to each of these notes was $35,077 and $36,348, respectively. As of March 1, 2003, Mr. Schubert owed $36,705 pursuant to the remaining promissory note.

During the third quarter of 2001, we loaned $300,000 to Mr. Kenneth L. Agee, our Chief Executive Officer and Chairman of the Board, under a promissory note that provided for up to $1.1 million in borrowings. In May and June of 2002, we made additional advances of $683,000 to Mr. Kenneth L. Agee. The proceeds of these advances were used by Mr. Agee to reduce third party margin account loans and thereby avoid the sale by Mr. Agee of shares of our common stock to satisfy margin calls as a result of a decline in the market price of our common stock. The loans to Mr. Agee are full recourse and secured by the pledge of shares of our common stock that he owns and which have a value (based on our stock price) equal to or greater than two times the outstanding principal and accrued interest of his loan. On June 25, 2002, the promissory note was renewed for an additional year to mature on June 25, 2003, and the interest rate was changed from 6% to 3.75%. The renewal of the promissory note increased the amount available to be borrowed to $1,460,000. On June 26 and July 6, 2002, an additional $458,000 was loaned to Mr. Agee to pay off all remaining third party margin account loans. The largest aggregate amount outstanding at any time during 2002 pursuant to these loans was $1,486,640. At March 1, 2003, the balance of principal and interest under the loans to Mr. Agee totaled $1,495,631.

PROPOSAL 2—APPROVAL OF THE AMENDMENT

TO OUR 1993 STOCK OPTION AND INCENTIVE PLAN

Description of the Proposal

Our board of directors has unanimously adopted a resolution to submit to a vote of our stockholders a proposal to amend our 1993 Stock Option and Incentive Plan to increase the maximum number of shares of our common stock that may underlie options or stock appreciation rights granted to any individual during any calendar year from 100,000 to 500,000.

The objectives of the plan are:

•	to foster in the participants a strong incentive to exert maximum effort for our continued success and growth and the enhancement of our stockholders’ interest,

•	to aid in retaining individuals who exert such effort, and

•	to assist in attracting the best available individuals in the future.

In accordance with these objectives, the plan is designed to enable our employees and independent contractors providing services to us to acquire or increase their ownership of our common stock on reasonable terms. Our board of directors believes that the plan is achieving its objectives, but believes that amending the plan would improve its ability to meet these objectives.

As of March 31, 2003, options to purchase an aggregate of 3,343,064 shares of our common stock at a weighted average exercise price of $6.82 are outstanding under the plan. Of those shares, 1,472,925 shares are subject to vested options. On December 20, 2002, subject to stockholder approval of the amendment of the plan, 300,000 options were granted to Kenneth L. Agee, our Chairman and Chief Executive Officer, at an exercise price of $1.54 and expiring on December 20, 2007. All of the options have a term of ten years (except options granted to Mr. Agee, which have a term of five years) and generally become exercisable in cumulative annual increments of approximately one-third of the total number of shares of our common stock subject thereto, beginning on the first anniversary of the grant. Approximately 91 of our employees and one independent contractor have outstanding options under the plan.

The board of directors urges the stockholders to vote for the amendment of the 1993 Stock Option and Incentive Plan.

Summary of Our 1993 Stock Option and Incentive Plan

The following summary of our 1993 Stock Option and Incentive Plan is qualified by reference to the full text of the plan, which, as amended and restated effective December 1, 2002, is attached as Annex A to this proxy statement.

We have reserved 5,000,000 shares of our common stock for issuance in connection with our 1993 Stock Option and Incentive Plan. Awards may be made under the plan only to:

•	individuals who are our employees or our subsidiaries’ employees or who have agreed to become our employees or our subsidiaries’ employees within six months of the grant date, or

•	selected independent contractors providing services to us or to one or more of our subsidiaries.

Officers are considered employees under the plan whether or not they are also directors. A director who is not our employee or an employee of one of our subsidiaries is not eligible to receive an award under the plan. Currently, approximately 91 employees and one independent contractor are eligible to participate in the plan. Awards may be made to eligible employees or independent contractors whether or not they have received previous awards under the plan or under any previously adopted plan, and whether or not they are participants in any of our other benefit plans or our subsidiaries’ benefit plans.

Our 1993 Stock Option and Incentive Plan is administered by a committee of at least three directors appointed by our board of directors. The board of directors has appointed the nominating and compensation committee to administer the plan. Among other things, the committee has authority, subject to the provisions of the plan, to determine when and to whom awards shall be granted, the term of each award, the number of shares covered by it, the participation by the grantee in other plans and any other terms or conditions of each award. The committee also has sole responsibility for construing and interpreting the plan, for establishing and amending rules and regulations as it deems necessary or advisable for the proper administration of the plan and for resolving all questions arising under the plan.

Our board of directors may terminate, suspend or modify the plan at any time and in any manner, provided, however, that to the extent shareholder approval is required by the U.S. Internal Revenue Code or is required by applicable law, our board may not, without authorization of the stockholders, effect any change (other than through adjustment for changes in capitalization) which:

•	increases the aggregate number of shares for which awards may be granted,

•	lowers the minimum option price that we may establish with respect to an option grant, or

•	increases the maximum amount a grantee may be paid upon the exercise of a stock appreciation right.

Notwithstanding the foregoing, our board of directors may amend the plan without stockholder authorization to comply with the Securities Exchange Act of 1934 or the Securities Act of 1933. No termination, suspension or modification of the plan may adversely affect the right acquired by any grantee under an award granted before the date of such termination, suspension or modification unless such grantee consents.

Awards under the plan may be in the form of:

•	options or rights to purchase a specified number of shares of our common stock at a specified price,

•	stock appreciation rights or rights to receive a payment in cash or our common stock as determined by the committee, or

•	restricted stock awards or rights to receive, at a time or times fixed by the committee in accordance with the plan, shares of our common stock for no cash consideration.

No individual may be granted, during any calendar year, options or stock appreciation rights exercisable with respect to more than 500,000 shares of our common stock. That limit was 100,000 shares before the amendment being submitted to stockholders for approval was adopted.

An option may be either an incentive stock option that meets the requirements of Section 422 of the Internal Revenue Code, or a non-qualified stock option that does not meet the requirements of that section. The purchase price of each share subject to an option is fixed by the committee, provided that, the purchase price may not be less than 100% of the fair market value of the shares on the date the option is granted. Restricted stock awards are subject to forfeiture if the grantee’s employment or service is terminated for any reason other than death, disability or retirement, and to such other terms and conditions as may be determined by the committee. Upon a change in control, as defined in the plan, all options and stock appreciation rights become immediately exercisable, and all restrictions on restricted stock awards immediately lapse, unless otherwise determined by the Committee.

In the event of a change in our corporate structure or shares, the plan allows the committee to make appropriate adjustments to protect against dilution or enlargement in the number and kind of shares authorized by the plan and, with respect to outstanding awards, in the number and kind of shares covered thereby and in the option price. In addition, in the event that we agree to sell all or substantially all of our assets, to be wholly or partially liquidated, or to participate in a merger, consolidation or reorganization, the committee may determine that all options and stock appreciation rights are immediately exercisable and that all restrictions on restricted stock awards immediately lapse.

Tax Consequences

The holder of a stock option recognizes no taxable income as a result of the grant of the stock option. Upon the exercise of a nonqualified stock option, however, the holder recognizes ordinary income in an amount equal to the difference between the then fair market value of the shares on the date of exercise and the exercise or purchase price and, correspondingly, we will be entitled to an income tax deduction for such amount.

Upon the exercise of an incentive stock option, the holder generally does not recognize taxable income by reason of the exercise (although alternative minimum tax may apply), and we normally are not entitled to any income tax deduction. If the stock option holder disposes of the shares acquired upon the exercise of an incentive stock option after satisfaction of certain minimum holding periods, any gain realized is capital gain. If a stock option holder disposes of the shares acquired upon the exercise of an incentive stock option before expiration of the minimum holding periods, the stock option holder would recognize ordinary income, and we would be entitled to a commensurate income tax deduction (except with respect to post-exercise appreciation).

The grant of a stock appreciation right produces no United States federal income tax consequences for the participant or us. The exercise of a stock appreciation right results in taxable income to the participant, equal to the difference between the exercise price of the shares and the market price of the shares on the date of exercise, and a corresponding tax deduction to us.

A participant under the plan who has been granted an award of restricted shares does not realize taxable income at the time of the grant, and we will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of the award. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We will be entitled to a corresponding tax deduction. Dividends paid to the participant during the restriction period will also be compensation income to the participant and deductible as such by us. The holder of a restricted stock award may elect to be taxed at the time of grant of the restricted stock award on the market value of the shares, in which case (1) we will be entitled to a deduction at the same time and in the same amount, (2) dividends paid to the participant during the restriction period will be taxable as dividends to him and not deductible by us and (3) there will be no further federal income tax consequences when the restrictions lapse.

Section 162(m) of the Internal Revenue Code limits a company’s ability to deduct annual compensation in excess of one million dollars paid to certain officers, except for certain kinds of compensation including qualified performance-based compensation. We generally expect options and stock appreciation rights granted under the plan to satisfy the requirements for qualified performance-based compensation.

This tax information is only a summary, does not purport to be complete and does not cover, among other things, foreign, state and local tax treatment of participation in the plan.

Awards Granted

The following table sets forth the number of stock options or other awards granted under the plan during the year ended December 31, 2002 and for the period from January 1, 2003 to March 31, 2003 to the persons and groups identified below.

	Year Ended December 31, 2002			Period from January 1, 2003 to March 31, 2003
Name and Position	Options Granted(#)		Dollar Value(1)	Options Granted(#)	Dollar Value(1)
Kenneth L. Agee Chairman of the Board and Chief Executive Officer	300,000	(2)	$309,000	0	$0
John B. Holmes, Jr. President and Chief Operating Officer	0		0	0	0
Mark A. Agee Former Director and President and Chief Operating Officer	0		0	0	0
Larry J. Weick Vice President of Licensing and Business Development	100,000		87,000	50,000	20,000
Paul F. Schubert Vice President of Research and Development	60,000		52,200	0	0
Jeffery M. Bigger Vice President of Engineering	60,000		52,200	50,000	20,000
Charles A. Bayens Former Vice President of Engineering	0		0	0	0
Kenneth R. Roberts Vice President of Finance, Planning and Administration and Chief Financial Officer	100,000		87,000	50,000	20,000
All current executive officers as a group	780,000		126,600	250,000	108,000
All employees who are not executive officers as a group	794,500		597,265	2,000	1,340

(1)	Based on the difference between the exercise price of the options and the closing price of $2.57 for our common stock on the Nasdaq National Market on March 31, 2003.
(2)	Consists of 300,000 options granted to Mr. Agee on December 20, 2002 subject to stockholder approval of the amendment to the plan.

Equity Compensation Plan Information

The following table provides information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2002.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders (1)(2)	3,980,247	$9.77	1,611,994
Equity Compensation Plans Not Approved by Security Holders (3) (4)	1,025,198	$1.72	—
Total	5,005,445	$5.75	1,611,994

(1)	Includes the 1993 Stock Option and Incentive Plan, the 1997 Stock Incentive Plan, and the Stock Option Plan for Outside Directors.

(2)	Includes 346,253 shares to be issued upon exercise of options with a weighted average exercise price of $12.45 that were granted under our 1993 Stock Option and Incentive Plan and our Stock Option Plan for Outside Directors assumed by us in connection with the merger of Syntroleum Corporation and SLH Corporation on August 7, 1998, which were approved by our stockholders.

(3)	On August 31, 2002, we granted options to purchase one million shares of our common stock at an exercise price of $1.55 to our President and Chief Operating Officer, John B. Holmes, Jr., as an inducement to his employment with Syntroleum. The right to exercise the option and purchase 333,334 shares vested on October 1, 2002, and the right to exercise the option and purchase an additional 333,333 shares will vest on each of October 1, 2003 and October 1, 2004. Vesting of the options will accelerate upon termination of Mr. Holmes’ employment for any reason other than just cause. The ability to exercise the options will terminate upon the earliest of: (a) the tenth anniversary of the date of the grant; (b) 12 months after the date of the termination of Mr. Holmes’ employment by reason of death or disability; (c) the third annual anniversary of Mr. Holmes’ retirement; or (d) the date 12 months following the date upon which Mr. Holmes’ employment terminates for any reason other than those described in (b) or (c) above.

(4)	On June 30, 1997 and on February 3, 1999, we granted options to purchase 17,198 and 8,000 shares of common stock at exercise prices of $9.30 and $6.88, respectively, to our Business Development Consultant, John Hutton. The rights to exercise the option and purchase shares vest in three equal installments each year on the anniversary of each grant.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF

INDEPENDENT PUBLIC ACCOUNTANTS

Our board of directors, upon recommendation of the audit committee, has appointed Grant Thornton LLP (“Grant Thornton”) as our independent public accountants for the year ending December 31, 2003. Although the selection and appointment of independent public accountants is not required to be submitted to a vote of stockholders, the board of directors has decided to ask our stockholders to approve this appointment. The board of directors recommends that stockholders vote FOR the ratification of the appointment of Grant Thornton as our independent public accountants for the year ending December 31, 2003.

Representatives of Grant Thornton will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any stockholders.

BOARD AUDIT COMMITTEE REPORT

Our committee has reviewed and discussed Syntroleum’s audited financial statements for the year ended December 31, 2002 with management. In addition, we have discussed with Grant Thornton LLP, Syntroleum’s independent auditing firm, the matters required by Codification of Statements on Auditing Standards No. 61 (SAS 61).

We have received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, and we have reviewed, evaluated and discussed the written disclosures with that firm and its independence from Syntroleum. We also have discussed with management and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

Based on the foregoing review and discussions and relying thereon, we have recommended to the board of directors the inclusion of Syntroleum’s audited financial statements for the year ended December 31, 2002 in Syntroleum’s Annual Report on Form 10-K for such year filed with the SEC.

Audit Committee

Alvin R. Albe, Jr.

Frank M. Bumstead

Robert B. Rosene, Jr.

James R. Seward

J. Edward Sheridan

CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

Based on the recommendation of the Audit Committee, on July 16, 2002, our Board of Directors approved the dismissal of our independent auditors Arthur Andersen LLP and engaged Grant Thornton LLP to serve as our independent auditors for the fiscal year ending December 31, 2002.

As noted in our Current Report on Form 8-K filed on July 23, 2002, none of the reports of Arthur Andersen LLP on our consolidated financial statements for the two fiscal years ended December 31, 2000 and December 31, 2001, and for the period from January 1, 2002 to July 16, 2002, contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended December 31, 2000 and December 31, 2001, and for the period from January 1, 2002 to July 16, 2002, there were no disagreements between us and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their report on our financial statements for such periods. There were no reportable events as listed in Item 304(a)(1)(v) of Regulation S-K during the two fiscal years ended December 31, 2000 and December 31, 2001, and for the period from January 1, 2002 to July 16, 2002.

We did not, during the two fiscal years ended December 31, 2000 and December 31, 2001, and for the period from January 1, 2002 to July 16, 2002, consult with Grant Thornton LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on our financial statements, or (ii) any other matters or reportable events as listed in Item 304(a)(2)(ii) of Regulation S-K.

INDEPENDENT PUBLIC ACCOUNTANTS’ FEES

Arthur Andersen LLP, our auditors until July 16, 2002, and Grant Thornton LLP, our auditors after July 16, 2002, billed us fees, respectively, as set forth in the table below for (i) the audit of our 2002 annual financial statements and the reviews of our 2002 quarterly financial statements, (ii) financial information systems design and implementation work rendered in 2002, and (iii) all other services rendered in 2002.

	Audit Fees	Financial Information Systems Design and Implementation Fees	All Other Fees
Arthur Andersen LLP	$4,000	—	$9,900
Grant Thornton LLP	$55,000	—	$75,100

A substantial majority of the $85,000 reported as “All Other Fees” represents payments made for preparation of state and federal tax returns and tax advisory services. The audit committee has considered whether the provision of services rendered in 2002, other than the audit of our financial statements and the reviews of our quarterly financial statements, was compatible with maintaining the independence of Grant Thornton LLP and Arthur Andersen LLP and determined that the provision of such services was compatible with maintaining such independence.

STOCKHOLDER PROPOSALS

Rule l4a-8 under the Securities and Exchange Act of 1934 addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule l4a-8, proposals that stockholders intend to have included in our proxy statement for the 2004 annual meeting of stockholders should be received by our corporate secretary no later than December 12, 2003. However, if the date of the 2004 annual meeting of stockholders changes by more than 30 days from the anniversary date of the 2003 annual meeting, the deadline is a reasonable time before we begin to print and mail its proxy materials. Stockholder proposals must also be otherwise eligible for inclusion.

If a stockholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the stockholder must follow the procedures set forth in our bylaws. Our bylaws provide generally that stockholder proposals for an annual meeting may be made by a stockholder only if (1) the stockholder is a stockholder of record and is entitled to vote at the meeting, and (2) the stockholder gives timely written notice of the proposal to our corporate Secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 70 days nor more than 90 days prior to the first annual anniversary of the prior year’s annual meeting of stockholders. Under our bylaws, proposals that stockholders intend to have included in our proxy statement for the 2004 annual meeting of stockholders should be received by our corporate secretary no earlier than February 1, 2004 or later than February 21, 2004. However, in the event the date of the annual meeting of stockholders is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 70th day prior to such annual meeting of stockholders or the tenth day following the day on which we first publicly announce the date of such meeting.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement, the board of directors is not aware of any matters other than those set forth herein that will come before the meeting. Should any other matter requiring the vote of stockholders arise at the meeting, proxies will be voted on that matter in accordance with the judgment of the person or persons voting the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

WE WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2002. WRITTEN REQUESTS SHOULD BE MAILED TO DOUGLAS L. TAYLOR, CORPORATE SECRETARY, SYNTROLEUM CORPORATION, 1350 SOUTH BOULDER, SUITE 1100, TULSA, OKLAHOMA 74119-3295.

By Order of the Board of Directors,

DOUGLAS L. TAYLOR

Corporate Secretary

April 10, 2003

ANNEX A

SYNTROLEUM CORPORATION

1993 STOCK OPTION AND INCENTIVE PLAN

SECOND AMENDMENT AND RESTATEMENT

(Effective December 1, 2002)

1.    Purpose

The Syntroleum Corporation 1993 Stock Option and Incentive Plan is designed to enable employees of the Company, as well as selected independent contractors providing services to the Company, to acquire or increase their ownership of the common stock of the Company on reasonable terms. The opportunity so provided is intended to foster in participants a strong incentive to exert maximum effort for the continued success and growth of the Company and the enhancement of shareholder’s interests, to aid in retaining individuals who exert such efforts and to assist in attracting the best available individuals in the future.

2.    Definitions

When used herein, the following terms shall have the meaning set forth below:

2.1  “Award” means an Option, an SAR or a Restricted Stock Award.

2.2  “Board” means the Board of Directors of the Company.

2.3  “Code” Means the Internal Revenue Code of 1986 as amended from time to time.

2.4  “Committee” means a committee of Directors appointed by the Board.

2.5  “Company” means Syntroleum Corporation, a Delaware Corporation.

2.6  “Director” means a member of the Board.

2.7  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.8  “Fair Market Value” means: (i) if the Company’s shares are listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NASDAQ system, the last reported sale price of the Shares on such exchange on the last business day prior to the date on which the value is to be determined, or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange; or (ii) if the Company’s Shares are not so listed or admitted to unlisted trading privileges, the mean of the last report bid and asked prices reported by the National Quotation Bureau, Inc. on the last business day prior to the date for which the value is to be determined; or (iii) if the Company’s Shares are not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, not less than book value, determined in such reasonable manner as may be prescribed by the Board, which determination shall be final and binding upon the Grantee.

2.9  “Grantee” means a person to whom an Award is made.

2.10  “Incentive Stock Option” or “ISO” means an Option awarded under the Plan which meets the terms and conditions established by Code Section 422 and applicable regulations thereunder for such an Option.

2.11  “Non-Qualified Stock Option” or “NQSO” means an Option awarded under the Plan which by its terms and conditions is not an ISO.025.

2.12  “Option” means the right to purchase, at a price, for a term, under conditions, and for cash or other considerations fixed by the Committee in accordance with such restrictions as the Plan and the Committee impose, a number of Shares specified by the Committee. An Option can be either an ISO or NQSO or a combination thereof.

2.13  “Plan” means the Company’s 1993 Stock Option and Incentive Plan.

2.14  “Restricted Stock Award” means the grant of a right to receive, at a time or times fixed by the Committee in accordance with the Plan and subject to such other limitations and restrictions as the Plan and the Committee impose, the number of Shares specified by the Committee.

2.15  “Right of First Refusal” means the right of the Company to repurchase Shares awarded under the Plan at their then Fair Market Value prior to such Shares being offered for sale to any other party. This right shall apply to all grantees and their guardians, legal representatives, joint tenants, tenants in common, heirs or successors. This right shall not apply to any Shares which are subject to a right of first refusal contained in any agreement between and among the Company and its Shareholders.

2.16  “SAR” means a right to surrender to the Company all or a portion of an Option and to be paid therefor an amount, in cash or Shares, as determined by the Committee, provided that the amount of cash or the fair Market Value of Shares, as the case may be, shall be no greater than the excess, if any, of (i) the Fair Market Value, on the date such right is exercised, of the Shares to which the Option or portion thereof relates, over (ii) the aggregate option price of those Shares.

2.17  “Securities Act” means the Securities Act of 1933, as amended.

2.18  “Shares” means shares of the Company’s common stock, par value $0.01 per share, or, if by reason of the adjustment provisions hereof any rights under an Award under the Plan pertain to any other security, such other security.

2.19  “Subsidiary” means any business, whether or not incorporated, in which the Company, at the time an Award is granted or in other cases at the time of reference, owns directly or indirectly not less than 50% of the equity interest.

2.20  “Successor” means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire the right to exercise an Option or an SAR, or to receive Shares issuable in satisfaction of a Restricted Stock Award, by bequest or inheritance or by reason of the death of the Grantee.

2.21  “Term” means the period during which a particular Option or SAR may be exercised or the period during which the restrictions placed on a Restricted Stock Award are in effect.

3.    Administration of The Plan

3.1  The Plan shall be administered by the Committee, comprised from time to time of not fewer than three members.

3.2  The Committee shall have plenary authority, subject to provisions of the Plan, to determine when and to whom Awards shall be granted, the Term of each award, the number of Shares covered by it, the participation by Grantee in other plans, and any other terms or conditions of each such Award. The number of Shares, the Term and other terms and conditions of a particular kind of Award need not be the same, even as to similarly situated Grantees. The Committee’s actions in making Awards and fixing their size, Term, and other terms and conditions shall be final and conclusive on all persons.

3.3  The Committee shall have the sole responsibility for construing and interpreting the Plan, for establishing and amending such rules and regulations as it deems necessary or desirable for the proper administration of the Plan, and for resolving all questions arising under the Plan. Any decision or action taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations shall, to the extent permitted by law, be within its absolute discretion, except as otherwise specifically provided herein, and shall be conclusive and binding upon all Grantees, all Successors, and any other person, whether that person is claiming under or through any Grantee or otherwise.

3.4  The Committee shall designate one of its members as Chairman. It shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination reduced to writing and signed by all members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a Secretary, who needs not be a member of the Committee. The Committee may make such rules and regulations for the conduct of its business as it shall deem advisable.

3.5  Service on the Committee shall constitute service as a Director of the Company, so that the members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Company pursuant to its Bylaws and to any agreements between the Company and its Directors providing for indemnification.

4.    Eligibility

Awards may be made under the Plan to (i) individuals who are employees of the Company or a Subsidiary or who have agreed to become employees within six months of the grant date or (ii) individuals who are independent contractors providing services to the Company or a Subsidiary. Officers shall be employees for this purpose, whether or not they are also Directors. A Director who is not an employee of the Company or a Subsidiary shall not be eligible to receive an Award. Awards may be made to eligible employees or independent contractors whether or not they have received prior Awards under the Plan or under any previously adopted plan, and whether or not they are participants in other benefits plans of the Company or any Subsidiary.

5.    Shares Subject to Plan

The Company hereby reserves 5,000,000 Shares for issuance in connection with Awards under the Plan, subject to adjustment under Section 19. No individual may be granted, during any calendar year, Options or SARs exercisable for more than 500,000 Shares. The shares so issued may be unreserved Shares held in the treasury, however acquired, or Shares which are authorized but unissued. Any Shares subject to issuance upon exercise of Options or upon the lapsing of restrictions imposed in connection with the making of Restricted Stock Awards but which are not issued because of a surrender, lapse, expiration or termination of any such Option or Restricted Stock Award prior to issuance of the Shares shall once again be available for issuance in satisfaction of Awards. Shares withheld by the Company as payment of the exercise price pursuant to Section 13.4 or pursuant to a tax withholding election permitted under Section 21.2 hereof and Shares owned by a Grantee which are used in the exercise of an Option under Section 13.3 hereof shall be deemed issued under the Plan. In the event of the exercise of an SAR, the number of Shares reserved for issuance hereunder shall be reduced by the number of Shares covered by the SAR.

6.    Granting of Options

6.1  Subject to the terms of the Plan, the Committee may from time to time grant Options to persons eligible under Section 4 above. Only employees are eligible to be granted ISOs.

6.2  The purchase price of each Share subject to Option shall be fixed by the Committee provided the purchase price shall not be less than 100% of the Fair Market Value of the Shares on the date the Option is granted.

6.3  Each Option shall expire and all rights to purchase Shares thereunder shall cease on the date fixed by the Committee.

6.4  Each Option shall become exercisable at the time, and for the number of Shares, fixed by the Committee.

6.5  Subject to the terms of the Plan, the Committee may make all or any portion of option Shares subject to a Right of First Refusal for any period of time set by the Committee at the time of Award.

7.    Stock Appreciation Rights

7.1  The Committee may, in its discretion, grant an SAR to the holder of an Option, either at the time the Option is granted or by amending the instrument evidencing the grant of the Option at any time after the Option is granted.

7.2  Each SAR shall be for such Term, and shall be subject to such other terms and conditions, as the Committee shall impose. The terms and conditions may include Committee approval of the exercise of the SAR, limitations on the amount of appreciation which may be recognized with regard to such SAR, and specification of what portion, if any, of the amount payable to the Grantee upon his exercise of an SAR shall be paid in cash and what portion, if any, shall be payable in Shares. If and to the extent that Shares are issued in satisfaction of amounts payable on exercise of an SAR, the Shares shall be valued at their Fair Market Value on the date of exercise.

7.3  Upon exercise of an SAR, the Option or portion thereof with respect to which such right is exercised shall be surrendered and shall not thereafter be exercisable. Upon exercise of an Option, any SAR or portion thereof granted with respect to such Option shall expire and shall not thereafter be exercisable.

8.    Restricted Stock Awards

8.1  Subject to the terms of the Plan, the Committee may grant eligible employees and independent contractors Restricted Stock Awards which shall entitle Grantees to receive Shares in the future for no cash consideration and which shall be subject to forfeiture if the Grantee’s employment or service is terminated for any reason other than death, disability or retirement, and to such other terms and conditions (including attainment of performance objectives) as may be determined by the Committee.

8.2  The terms and condition of any such award, including restrictions on transfer or on the ability of the Grantee to make elections with respect to the taxation of the Award without the consent of the Committee, shall be determined by the Committee.

8.3  At the time of grant of a Restricted Stock Award, the Grantee shall receive written evidence of the Award in such form as may be approved by the Committee but shall not be entitled to issuance or delivery of a stock certificate evidencing the Shares covered by the Award until the lapse of the restrictions, pursuant to the Award. Upon the lapse of the restrictions, a certificate or certificates representing the number of Shares covered by the award, free and clear of all restrictions (except for those of the nature described in section 6.5), shall be issued and registered in the name of, and delivered to, the Grantee.

8.4  The Committee may establish terms and conditions under which the Grantee of a Restricted Stock Award shall be entitled to receive a credit equivalent to any dividend payable with respect to the number of Shares which as of the record date for such dividends, shall be paid to the Grantee of the Restricted Stock Award at such time or times during the Restricted Stock Award, or at the time the Shares to which the dividend equivalents apply are delivered to the grantee, as the Committee shall determine. Any arrangement for the payment of dividend equivalents shall be terminated if, under the terms and conditions established by the Committee, the right to be issued shares pursuant to the terms of the Restricted Stock Award shall terminate.

9.    Non-transferability of Rights

Unless the Committee specifically provides otherwise, no Award and no right under any Award shall be assignable or transferable otherwise than by will or the laws of descent and distribution and, except to the extent otherwise provided in Section 10, the rights and the benefits of any such award may be exercised and received, respectively, during the lifetime of the Grantee only by him or by his guardian or legal representative.

10.    Death, Disability, Retirement and Other Termination of Employment

10.1    Subject to the terms of the Plan, the Committee may make such provisions concerning exercise or lapse of Options or SARs upon the grantee’s death, disability, retirement, or other termination of employment as it shall in its discretion determine.

10.2    Subject to the provisions of the Plan, the Committee may make such provisions regarding the lapse of restrictions on Restricted Stock Awards as it shall in its discretion determine.

10.3    Each grantee may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit or rights under the Plan is to be paid or transferred in case of his death before he receives any or all of such benefit or exercises such rights. Each designation will revoke all prior designations by the same Grantee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Committee during his lifetime. In the absence of any such designation, benefits or rights remaining unpaid or unexercised at the Grantee’s death shall be paid to or shall be exercisable by his estate, subject to the terms hereof.

11.    Provisions Relating to Change in Control

Notwithstanding any provision in this Plan to the contrary, (i) the restrictions on all Restricted Stock Awards shall lapse immediately and (ii) all outstanding Options, together with any related SARs shall become exercisable immediately if either of the following events occur, unless otherwise determined by the Committee:

(1)  Any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities.

(2)  At any time (not including any period prior to the adoption of this Plan) there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new Director(s) whose election by the Board or nomination for election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved.

12.    Writing Evidencing Awards

Each Award granted under the Plan shall be evidenced by a writing which may, but need not, be in the form of an agreement to be signed by the Grantee. The writing shall set forth the nature and size of the Award, its Term, the other terms and conditions thereof, other than those set forth in the Plan, and such other information as the Committee directs. Acceptance of, or receipt of the benefits of, an Award by the Grantee shall be conclusively presumed to be assent to the terms and conditions set forth therein, whether or not the writing is in the form of an agreement to be signed by the Grantee.

13.    Exercise of Rights Under Awards

13.1  A person entitled to exercise an Option or SAR may do so by delivery of a written notice to that effect specifying the number of Shares with respect to which the Option or SAR is being exercised and any other information the Committee may prescribe.

13.2  The notice of exercise shall be accompanied by payment in full of the purchase price for any Shares to be purchased, with such payment being made in cash or, if permitted by the Committee, in shares having a Fair Market Value equivalent to the purchase price of such shares to be purchased, or a combination thereof.

13.3  In lieu of delivery of a Stock certificate or certificates evidencing Shares tendered by the Grantee in payment of the purchase price in exercising an Option, the Grantee may, if authorized and pursuant to rules adopted by the Committee, furnish a notarized statement executed by the Grantee, in such form as prescribed by the Committee, as payment for all or a portion of the purchase price for such Shares. The statement shall recite the number of Shares being purchased by the Grantee pursuant to the Option and the number of Shares owned by the Grantee which otherwise could be freely delivered as payment of the purchase price by the Grantee based on their fair Market Value. The Grantee will then be issued a certificate for new Shares equal to the number of Shares acquired by the Grantee and described in the notarized statement. No Shares shall be issued upon exercise of an Option until full payment has been made therefor.

13.4  In lieu of payment by the Grantee in cash or in Shares or by delivery of anotarized statement of ownership pursuant to Sections 13.2 and 13.3 respectively, the Grantee may, pursuant to rules adopted by and with the consent of the Committee, elect to pay all or part of the purchase price for Shares pursuant to an exercise of an Option by requesting the Company to reduce the number of Shares otherwise issuable to the Grantee upon the exercise of the Option by the number of Shares with a Fair Market Value sufficient to pay the exercise price. Any such election shall be made by delivering written notice thereof to the Company, together with such information and documents as the Committee may prescribe, and shall be subject to approval by the Committee.

13.5  The notice of exercise of an SAR shall be in writing.

13.6  Upon exercise of an Option or SAR, or after grant of a Restricted Stock Award but before a distribution of Shares in satisfaction thereof, the Grantee may request in writing that the shares to be issued in satisfaction of the Award be issued in the name of the Grantee and another person as joint tenants with right of survivorship or as tenants in common.

13.7  All notices or requests to the Company provided for herein shall be delivered to the secretary of the Company.

14.     Effective Date of the Plan and Duration

14.1  The Plan became effective on May 10, 1993, and as amended and restated shall become effective on December 1, 2002, subject to the approval of the holders of a majority of outstanding shares present or represented and entitled to vote at a duly called meeting of shareholders within twelve months of such date.

14.2  The Plan shall remain in effect until all Awards have been exercised or satisfied in accordance herewith, but no Awards may be granted under the Plan after January 22, 2011. The terms of any Award may be amended at any time prior to the end of its Term in accordance with the Plan.

15.    Date of Award

The date of an Award shall be the date on which the Committee’s determination to grant the same is final,

or such later date as shall be specified by the Committee in connection with its determination.

16.    Shareholder Status

No person shall have any rights as a shareholder by virtue of the grant of an Award under the Plan, except with respect to Shares actually issued to that person.

17.    Postponement Or Non-exercise

The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of an Option or SAR or upon the vesting of a Restricted Stock Award granted under the Plan prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (ii) the taking of any action in order to comply with restrictions or regulations incident to the maintenance of a public market for its Shares; and (iii) the completion of any registration or other qualification of such Shares under any state or Federal law or rulings or regulations of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable. The Company shall not be obligated by virtue of any terms and conditions of any Award or any provisions of the Plan to recognize the exercise of an Option or an SAR or to sell or issue shares in violation of the laws of any government having jurisdiction thereof. Any postponement or delay by the Company in recognizing the exercise of any Option or SAR or in issuing any Shares under a Restricted Stock Award or otherwise hereunder shall not extend the Term of an Option or SAR nor shorten the Term of any restriction attached to any Restricted Stock Award and neither the Company nor its directors or officers shall have any obligation or liability to the Grantee of an Award, to a Successor or to any other person with respect to any Shares as to which the Option or SAR shall lapse because of such postponement or as to which issuance under a Restricted Stock Award was delayed.

18.    Termination, Suspension Or Modification of Plan

The Board may terminate, suspend or modify the Plan at any time and in any manner, provided, however, that to the extent shareholder approval is required by the Code (with respect to ISOs) or is required by applicable law, the Board shall not, without authorization of the shareholders, effect any change (other than through adjustment for changes in capitalization or as otherwise herein provided) which:

(i)  increases the aggregate number of Shares for which Awards may be granted;

(ii)  lowers the minimum Option price that the Company may establish with respect to an Option grant; or

(iii)  increases the maximum amount a Grantee may be paid upon the exercise of an SAR.

Notwithstanding the foregoing, (i) the Board may amend the Plan, without shareholder authorization, to comply with the Exchange Act or regulations issued thereunder, to effect registration of the Plan or securities issuable thereunder under the Securities Act or the laws of any state or to obtain any required regulatory approval and (ii) if amendments to the Code or to the Securities Act or Exchange Act, or regulations issued thereunder, are adopted after the date of adoption of the Plan, which amendments permit termination, suspension or modification of the Plan, including but not limited to the changes referred to above, without shareholder approval, no authorization by the Company’s shareholders of any Board action hereunder shall be required.

No termination, suspension or modification of the Plan shall adversely affect any right acquired by any Grantee or any Successor under an Award granted before the date of such termination, suspension or modification unless such Grantee or Successor shall consent but it shall be conclusively presumed that any adjustment for changes in capitalization as provided for herein does not adversely affect any such right.

19.    Adjustments for Corporate Changes

19.1  In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the Committee shall (i) make such equitable adjustments, when appropriate, designed to protect against dilution or enlargement, in the number and kind of Shares authorized by the Plan and, with respect to outstanding Awards, in the number and kind of Shares covered thereby and in the Option price, and (ii) make such arrangements, which shall be binding upon the holders of unexpired Option and SARs and outstanding Restricted Stock Awards, for the substitution of new

Options, SARs or Restricted Stock Awards, for any unexpired Options, SARs or Restricted Stock Awards then outstanding under the Plan or for the assumption of any such unexpired Options and SARs and outstanding Restricted Stock Awards.

19.2  In the event that the Company agrees (i) to sell or otherwise dispose of all or substantially all of the Company’s assets, or (ii) to be wholly or partially liquidated, or (iii) to participate in a merger, consolidation or reorganization, or (iv) to sell or otherwise dispose of substantially all the assets of, or a majority interest in, a Subsidiary, then the Committee may determine that any and all Options granted under the Plan, in situations involving an event described in clauses (i) through (iii), and any and all Options granted to employees or independent contractors of the affected Subsidiary, in situations described in clause (iv), together with any related SARs, shall be immediately exercisable in full, and any and all Shares issuable pursuant to Restricted Stock Awards made under the Plan, in situations involving an event described in clauses (i) through (iii), and any and all Shares issuable pursuant to Restricted Stock Awards granted to employees or independent contractors of the affected Subsidiary, in situations described in clause (iv), shall be immediately issuable in full, free and clear of all restrictions except as described in Section 6.5 hereof. The Committee may also determine that any Options (and related SARs) not exercised, and any Restricted Stock Awards with respect to which restrictions shall not have lapsed, prior to any such event, or within such period of time thereafter (not to exceed 30 days) as the Committee shall determine, shall terminate.

19.3  The grant of any Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets or the business, assets or the business, assets or stock of a Subsidiary.

20.    Non-uniform Determination

The Committee’s determination under the Plan including, without limitation, determination of the persons to receive Awards, the form, amount and type of Awards (i.e., ISOs, NQSOs, SARs, Restricted Stock Awards), the terms and provisions of Awards and the written material evidencing such Awards, any amendments to the terms and provisions of any Awards, and the granting or rejecting of applications for delivery of Shares or affidavits of ownership in lieu of cash payments, need not be uniform and may be made selectively among otherwise eligible employees or independent contractors whether or not such employees or independent contractors are similarly situated.

21.    Taxes

21.1  The Company may pay, withhold or require a Grantee to remit to it amounts sufficient to satisfy the Company’s federal, state, local or other tax withholding obligations attributable to any Awards after giving notice to the person entitled to receive such amount, and the Company may defer making payment of any Award if any such tax, charge or assessment may be pending until indemnified to its satisfaction.

21.2  Subject to the consent of the Committee, in connection with (i) the exercise of an Option, (ii) lapse of restrictions on a Restricted Stock Award, or (iii) the issuance of any other Stock award under the Plan, a Grantee may make an irrevocable election to (a) have Shares otherwise issuable under (i) withheld, or (b) tender back to the Company Shares received pursuant to (i), (ii) or (iii), or (c) deliver back to the Company pursuant to (i), (ii) or (iii) previously-acquired Shares, having a Fair Market Value sufficient to satisfy all or part of the Company’s total federal, state, local and other tax withholding obligations associated with the transaction. Any such election shall be made in the manner prescribed by the Committee. The Committee may disapprove of any election, may suspend or terminate the right to make elections, or may provide with respect to any Award under this Plan that the right to make elections shall not apply to such Awards.

22.    Tenure

Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment or service of the Company or any Subsidiary or affect any right which the Company or Subsidiary has to terminate the employment or service of such participant. An employee or independent contractor terminated for cause, as determined by the Company, shall forfeit all of his rights under the Plan, except as to Options or SARs already exercised and Restricted Stock Awards on which restrictions have already lapsed.

23.    Application of Proceeds

The proceeds received by the Company from the sale of its shares under the Plan shall be used for general corporate purposes of the Company and its Subsidiaries.

24.    Other Actions

Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant options for proper corporate purposes otherwise than under the Plan to any employee or any other person, firm, corporation, association or other entity, or to grant options to, or assume options of, any person in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of all or any part of the business and assets of any person, firm, corporation, association or other entity.

25.    Gender and Number

Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

26.    Requirements of Law, Governing Law

The granting of Awards and the issuance of shares of Stock shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws so the State of Delaware.

27.    Effect On Other Plans

Participation in this Plan shall not affect an employee’s or independent contractor’s eligibility to participate in any other benefit or incentive plan of the Company or a Subsidiary. Any Awards made pursuant hereto shall not be used in determining the benefits provided under any other plan of the Company or a Subsidiary unless specifically provided therein.

Approved by the Board of Directors effective December 1, 2002.

SYNTROLEUM CORPORATION

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Kenneth L. Agee, Kenneth R. Roberts and Douglas L. Taylor, and each of them individually with the power of substitution, as Proxy or Proxies of the undersigned, to attend and act for and on behalf of the undersigned at the Annual Meeting of Stockholders of Syntroleum Corporation (the “Company”) to be held at the International Center at International Plaza, 1350 South Boulder, Tulsa, Oklahoma 74119 on May 1, 2003 at 10:00 a.m. local time and at any adjournment thereof, hereby revoking any prior Proxy or Proxies. This Proxy when properly executed will be voted as directed on the reverse hereof by the undersigned. If no direction is made, shares will be voted “FOR” proposal 2 and “FOR” the election of directors named in the Proxy.

(TO BE CONTINUED AND SIGNED ON OTHER SIDE)

☒	Please mark your
votes as in this
example

The Board of Directors recommends that you vote “FOR” each of the nominees and “FOR” each of the proposals. The proposals listed below are being proposed by the Company.

1.	Election of Directors.

Nominees:    Frank M. Bumstead, John B. Holmes, Jr. and Robert B. Rosene, Jr.

FOR ☐ WITHHELD ☐

FOR, except vote withheld from the following nominee:

____________________________________________________

2.	Approval of Amendment of 1993 Stock Option and Incentive Plan.

FOR ☐ AGAINST ☐ ABSTAIN ☐

3.	Ratification of Appointment of Accountants.

FOR ☐ AGAINST ☐ ABSTAIN ☐

4.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Please mark, sign, date and return the proxy form promptly using the enclosed envelope.

Signature (title, if any)______________________ Signature, if held jointly______________________ Date:________, 2003

NOTE:	Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).